SUB-ITEM 77H:
Changes in control of
registrant


Federated Managed Pool
Series
(Registrant)




As of May 31, 2010, The
 Fulton Company has
attained control of the
 Registrant by acquiring
28.95%* of the voting
securities of the Registrant.




* Must be greater than 25%.

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